Exhibit (m)(3)

Allianz Funds Multi-Strategy Trust

Servicing Plan (Class D)

This Servicing Plan (the “Plan”) dated as of March 28, 2008, and amended thereafter, constitutes the Servicing Plan with respect to the Class D shares of Allianz Funds Multi-Strategy Trust, a Massachusetts business trust (the “Trust”). The Plan is intended to supersede and replace any distribution and/or servicing plans previously adopted by the Trust with respect to class D shares of the Trust.

Section 1. The Trust will pay to the principal underwriter of the Trust’s shares (the “Distributor”) a fee (the “Servicing Fee”) as compensation for services rendered and expenses borne by the Distributor in connection with personal services rendered to Class D shareholders of the Trust and/or maintenance of Class D shareholder accounts, at an annual rate with respect to each Fund (series) of the Trust (a “Fund”) not to exceed 0.25% of such Fund’s average daily net assets attributable to its Class D shares. Subject to such limit and subject to the provisions of Section 9 hereof, the Servicing Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust and may be paid in respect of services rendered and expenses borne in the past as to which no Servicing Fee was paid on account of such limitation. If at any time this Plan shall not be in effect with respect to all Funds of the Trust, the Servicing Fee shall be computed on the basis of net assets attributable to Class D shares of those Funds for which the Plan is in effect. The Servicing Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

Section 2. The Servicing Fee may be spent by the Distributor on any activities or expenses relating to services rendered to Class D shareholders of the Trust and/or maintenance of Class D shareholder accounts. In particular, without limiting the foregoing, the Servicing Fee may be spent by the Distributor to provide in respect of Class D shares (either directly or by procuring through and making payments to other entities, including various financial services firms such as broker-dealers and registered investment advisors (“Service Organizations”)), some or all of the following services and facilities in connection with direct purchases by shareholders or in connection with products, programs or accounts offered by such Service Organizations:

(i)	facilities for placing orders directly for the purchase of a Fund’s Class D shares and tendering a Fund’s Class D shares for redemption;

(ii)	advertising with respect to a Fund’s Class D shares;

(iii)	providing information about the Funds;

(iv)	providing facilities to answer questions from prospective investors about the Funds;

(v)	receiving and answering correspondence, including requests for prospectuses and statements of additional information;

(vi)	preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders;

(vii)	assisting investors in applying to purchase Class D shares and selecting dividend and other account options;

(viii)	rendering ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of Class D shareholders’ needs; and

(ix)	shareholder services provided by a Service Organization that may include, but are not limited to, the following functions: receiving, aggregating and processing shareholder orders; furnishing shareholder sub-accounting; providing and maintaining elective shareholder services such as check writing and wire transfer services; providing and maintaining pre-authorized investment plans; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; maintaining accounting records for shareholders; answering questions and handling correspondence from shareholders about their accounts; issuing confirmations for transactions by shareholders; performing similar account administrative services; providing such shareholder communications and recordkeeping services as may be required for any program for which the Service Organization is a sponsor that relies on Rule 3a-4 under the 1940 Act; and providing such other similar services as may reasonably be requested to the extent the Service Organization is permitted to do so under applicable statutes, rules, or regulations.

To the extent some or all of the services described in this Section 2 represent services primarily intended to result in the sale of Class D shares of the Trust, and/or any agreements with persons in connection with the implementation of this Plan may also relate to payments made in connection with the distribution of Class D shares of the Trust, this Plan shall also constitute a distribution plan within the meaning of Rule 12b-1 under the Investment Company Act of 1940 (the “Act”). Accordingly, the servicing fee may, in a manner consistent with the foregoing sentence, also be spent by the Distributor on activities or expenses primarily intended to result in the sale of Class D shares of the Trust.

Section 3. Unless otherwise permitted under applicable law, this Plan shall not take effect with respect to any Fund of the Trust until it has been approved by a vote of at least a majority of the outstanding Class D voting securities of that Fund. This Plan shall be deemed to have been effectively approved with respect to any Fund if a majority of the outstanding Class D voting securities of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding Class D voting securities of any other Fund or that this Plan has not been approved by a majority of the outstanding Class D voting securities of the Trust.

Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the “Act”) or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4. It is acknowledged that the Distributor may expend or impute interest expense in respect of its activities or expenses under this Plan and the Trustees and the Independent Trustees may give such weight to such interest expense as they determine in their discretion.

Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7. This Plan may be terminated at any time with respect to the Class D shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class D voting securities of that Fund.

Section 8. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:

A.	That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of majority of the outstanding Class D voting securities of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B.	That such agreement shall terminate automatically in the event of its assignment.

Section 9. This Plan may not be amended to increase materially the amount of Servicing Fees permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4 hereof.

Section 10. As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission, (c) the term “introducing broker” shall mean any broker or dealer who is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and who is acting as an introducing broker pursuant to clearing agreements with the Distributor; and (d) the term “participating broker” shall mean any broker or dealer which is a member of FINRA and who has entered into a selling or dealer agreement with the Distributor.

Section 11. This Plan has been adopted pursuant to Rule 12b-1 under the Act and is designed to comply with all applicable requirements imposed under such Rule.

Dated: March 28, 2008